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                                                                     Exhibit 2.3

                             SWAP PROMISE AGREEMENT
                   CARMEL - KYOTO SHARES OF "B" STOCK AT UNSRA

AGREEMENT 3

AGREEMENT, entered into in Santiago, Chile, this 11 day of September, 2000, by and among Uniservice Corporation (hereinafter "UNSRA"), represented by Ricardo Vilensky Cohen, National ID Card No. 6,370,999-9, both domiciled at Carmencita 25, Oficina 102, Las Condes, Santiago; Inmobiliaria Carmel (hereinafter "Carmel") represented by Avram Fritch, National ID Card No. 14,518,568-8, both domiciled in this city at Avda. Las Condes 7300, Las Condes; and Inversiones KauKau S.A. (hereinafter "KauKau") Ricardo Vilensky Cohen, identified hereinabove, both domiciled at Carmencita 25, Oficina 102, Las Condes; Inversiones e Inmobiliaria Kyoto S.A., (hereinafter "Kyoto"), represented by Ricardo Vilensky Cohen, identified hereinabove:

ONE: PREAMBLE: The parties represent the following facts as a preamble to entering into this Agreement:

1.- Carmel and KauKau hold shares of stock issued by public corporation REBRISA S.A. as follows: (a) Carmel holds 623,579,295 shares of "A" Series stock and 21,752,701 shares of "B" Series stock; (b) KauKau holds 158,459,310 shares of "A" Series stock and 841,151 shares of "B" Series stock.

In turn, Kyoto holds 1,399,999 shares of "B" Series stock in Uniservice Corporation, UNSRA.

2.- UNSRA is a public corporation incorporated under the laws of Florida, United States of America, and its shares are traded on the stock exchanges (Nasdaq SmallCap) of said country.

3.- UNSRA has expressed its bona fide interest in purchasing shares of stock at REBRISA S.A. both from third parties as well as from such shares as are part of the issue under the capital increase approved by said corporation at a stockholders' meeting held on April 27, 2000, the minutes of which are executed as a public instrument at the Notary's Office of Raul Undurraga Laso, Esq., on May 15, 2000 (the "Capital Increase"). Additionally, UNSRA has expressed its interest in purchasing the shares of stock held by Carmel and KauKau at Rebrisa by swapping them for its own shares of stock. The foregoing is subject to:

a) UNSRA's successful completion of a placement of its own stock on the US market in order to secure capital to purchase the shares at REBRISA S.A., which placement shall be deemed successful in case UNSRA secures funds in an amount equal to or greater than US$5,000,000, net of underwriting and placement expenses;

b) the Chilean Superintendence of Securities and Insurance's approval of the capital increase agreed at REBRISA on the terms provided by the stockholders' meeting, the



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minutes whereof were mentioned hereinabove. It is hereby noted that the
Prospectus with the application for approval of the capital increase has been filed with the Superintendence of Securities;

c) UNSRA's purchase of the shares of stock under the capital increase agreed by REBRISA S.A. at least in the peso-equivalent of US$3,600,000, at a price not in excess of Ch$2.10 per share.

The above conditions have been provided solely in favor of UNSRA and UNSRA may therefore waive them whenever it sees fit.

4.- It is likewise noted that Kyoto has expressed its acceptance to Carmel's entry as a stockholder in UNSRA and that Carmel has expressed its acceptance to UNSRA's entry as a stockholder in REBRISA S.A.

TWO: SWAP PROMISE:

I) Provided that Carmel shall hold shares of stock at UNSRA if that certain swap agreement dated September 5, 2000 is executed or entered into thereby allowing Carmel to purchase stock at UNSRA, Carmel hereby promises, through its representative Avram Fritch, to swap and transfer to Kyoto, which in turn promises to acquire and swap 680,000 (six hundred and eighty thousand) shares of "A" Series stock to be held at UNSRA for 600,000 (six hundred thousand) shares of "B" Series stock held by Kyoto at UNSRA.

II) The price determined by the parties for the 600,000 shares of "B" Series stock of UNSRA is US$3.173 (three dollars and seventeen and one third cents) per share, and the price determined by the parties for the 680,000 shares of "A" Series stock of UNSRA is US$2.80 (two dollars and eighty cents) per share. The above price shall be deemed paid through the reciprocal transfer of shares under this swap promise. No increase or decrease in the exchange rate for the US dollar shall affect the number of shares to be swapped hereunder.

III) The final swap agreement shall be enforceable upon fulfillment of the two following requirements:

a) Upon the passage of 15 days from the date on which Carmel shall have acquired the 1,525,360 shares of stock at UNSRA which the latter shall have promised to swap with the former for the 579,579,295 shares of "A" Series stock and the 21,752,701 shares of "B" Series stock held by Carmel at REBRISA S.A., as evidenced in that certain swap promise agreement entered into on September 8, 2000, in Santiago.

b) And upon the passage of 15 days from the date on which Tricon Restaurants International, with a principal place of business in Dallas, Texas, USA, owner of the KFC trademark used by a Chilean subsidiary of UNSRA, shall have approved the purchase by Carmel of the shares of "B" Series stock at UNSRA. Therefore, Carmel and Kyoto hereby note that they are aware of the fact that in order to be able to execute the swap



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agreement promised hereunder, in addition to Carmel being the holder of stock at
UNSRA, Carmel and its controlling stockholder, Avram Fritch, agree to file all necessary documents required by Tricon to approve said purchase. The expenses arising from said filings shall be borne entirely by Carmel and shall commence not before 30 days shall have elapsed since Carmel shall have acquired the shares of stock at UNSRA. Kentucky Foods Chile Limitada and Kyoto S.A. shall make their best efforts to expedite the filing of requisite documentation with Tricon.

In case said approval is not secured within 180 days from the commencement of the 30-day period agreed hereinabove to file the request with Tricon or if Tricon shall reject Carmel's holding of shares of "B" Series stock at UNSRA within said 180 days, Kyoto and Carmel shall mutually decide any subsequent course of action.

If the requirement in a) above is met and the requirement in b) above is still pending fulfillment, the relationships between Kyoto and Carmel at REBRISA and its subsidiaries shall be governed by mutual agreement between said companies.

IV) The UNSRA stock promised to be swapped hereunder shall be transferred free and clear of any lien, pledge, attachment or litigation, save of any restrictions on sale imposed by US laws on the purchaser of said stock. The promised sale shall include all the rights and privileges to which the shares hereunder are entitled by reason of the identity or capacity of the purchaser or of its representatives or owners.

V) The parties shall deliver the stock certificates at the time of executing the final swap agreements

THREE: PENALTIES: In case any of the parties defaults on its obligations hereunder and if said default is not cured within 10 days from the date on which notice shall be served written notice demanding said cure, the defaulting party shall pay the diligent party a penalty in the sum of US$100,000, which amount has been agreed as late penalty.

FOUR: ARBITRATION: Any doubt or difficulty arising in connection with the validity, applicability, performance or interpretation hereof shall be settled briefly and summarily by an equitable arbitrator whose award shall be final. The arbitrator shall be appointed by mutual agreement of the parties in dispute, and failing such agreement the appointment shall be made by the courts of justice, in which case the equitable arbitrator shall have worked as counsel at the Supreme Court or as arbitrator at the Arbitration Center of the Santiago Chamber of Commerce.

FIVE: CONVENTIONAL DOMICILE: For all legal effects in connection herewith, the parties establish their domicile in the city of Santiago.

SIX: COUNTERPARTS: This instrument is executed in two counterparts in Spanish and two counterparts in English, of identical content and date, with one such counterpart remaining in the possession of each party hereto.


pp. INMOBILIARIA CARMEL S.A.                     pp.UNISERVICE CORPORATION
       Avram Fritch                                 pp. INVERSIONES KAUKAU S.A.
                                                    PP. INVERSIONES KYOTO S.A.


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